Exhibit 99.1

May 2, 2006

National Financial Partners Announces First Quarter Results

Highlights:

•	Revenue increased 48.4% to $238.3 million in the quarter
•	Net income increased 63.8% to $9.5 million in the quarter
•	Net income per diluted share increased 50.0% to $0.24 in the quarter
•	Cash earnings increased 43.8% to $20.7 million in the quarter
•	Cash earnings per diluted share increased 33.3% to $0.52 in the quarter
•	“Same store” revenue grew 26.3% in the quarter
•	12 acquisitions effective or to be effective year-to-date representing $13.0 million in acquired base earnings

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 48.4% increase in revenue to $238.3 million for the first quarter of 2006 from $160.6 million in the first quarter of 2005. Net income increased 63.8% to $9.5 million, or $0.24 per diluted share, in the first quarter of 2006, from $5.8 million, or $0.16 per diluted share, in the first quarter of 2005. Cash earnings increased 43.8% to $20.7 million in the first quarter  of 2006, from $14.4 million in the prior year period. Cash earnings per diluted share (“cash EPS”) was $0.52, an increase of 33.3% from the first quarter of 2005. (The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings benefited from the growth of revenue from existing firms, additional revenue from acquired firms, and a lower tax rate offset in part by higher commission and fee expense and increased management fee expense.

“We are pleased with our strong earnings growth and the breadth of positive performance across our product lines. While life insurance led the growth, we believe premium financed life insurance sales declined from the immediately prior quarters, as product capacity began to withdraw from the market. We continue to work with carriers and reinsurers to develop product solutions that are suitable and best meet the needs of the high net worth market. In light of the particularly robust growth levels of last year, we continue to believe that our high single digit same store growth goal during the remainder of the year will be a challenge. However, we believe that the quality of our firms and favorable demographic trends in our core markets continue to support this long-term goal. In addition, our 20% long term cash EPS target remains unchanged,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 165 owned firms. Understanding the Company’s acquisitions is essential to understanding its operating results.

First Quarter:

In the first quarter, the Company closed 10 transactions, including two subacquisitions. The transactions included one annuity and life wholesaler, one financial planner, seven benefits firms (including the two subacquisitions), and one estate planning firm. Combined these acquisitions generated approximately $41.7 million in 2005 revenue, the most recent full year prior to acquisition, and represented $10.1 million of acquired base earnings. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition). The aggregate consideration paid by the Company included $39.6 million in cash, the issuance of 355,000 shares of NFP common stock and the assumption of $0.6 million of debt.

April 1, 2006 through May 2, 2006:

Subsequent to the first quarter of 2006, NFP completed one acquisition and entered into a definitive agreement to complete an additional acquisition. Combined these two transactions represent $2.9 million in base earnings and generated approximately $7.0 million in 2005 revenue. These firms represent valuable resources to NFP’s network of firms. One firm is a long term care wholesaler and one is a group life and disability wholesaler. The consideration NFP expects to pay for these two firms includes approximately $10.4 million in cash, the issuance of approximately 98,000 shares of NFP common stock and the repayment of approximately $1.3 million of debt.

Ms. Bibliowicz commented, “These transactions further build on our existing growth platform. Our outlook for continued acquisitions remains favorable and the pipeline is healthy. We are on track to reach or exceed our acquisition budget of $15 million.”

First Quarter Results

Revenue increased $77.7 million, or 48.4%, to $238.3 million in the first quarter of 2006. Components of the increase included “same store” revenue growth of $31.8 million, or 26.3%, to $152.5 million; revenue growth of $13.0 million, or 39.4%, to $46.0 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $39.8 million of revenue from firms acquired subsequent to the start of the first quarter of 2005 (these firms are not included in the calculation of “same store” revenue growth); less revenue from dispositions and eliminations.

Net income was $9.5 million in the first quarter of 2006, or $0.24 per diluted share, up from $5.8 million, or $0.16 per diluted share, in the prior year period. Cash earnings were $20.7 million, up 43.8% from $14.4 million in the first quarter of 2005. Cash EPS was $0.52, an increase of 33.3% from the first quarter of 2005.

Gross margin before management fees was $83.5 million in the first quarter of 2006, an increase of $25.1 million or 43.0% over the prior year period. Gross margin after management fees was $40.2 million in the first quarter of 2006, an increase of $9.0 million or 28.8% over the prior year period. Gross margin as a percentage of revenue was 16.9% in the first quarter of 2006 compared with 19.4% in the prior period. The decline in gross margin percentage was the result of increased commission and fee expense as a percentage of revenue and increased management fee percentage. Increased commission and fee expense was primarily due to the expansion of our wholesale activities (including Highland) and secondarily from higher payouts at certain of the wholesale firms, as well as increased production through non-principal producers and other firms. The management fee expense increase included incentive payment accruals, including an accrual for Highland principals, and the impact of a change in the timing of management fee expense related to a change in the methodology for both calculating and paying management fees implemented in the fourth quarter of 2005. In the first quarter, incentive payment accruals were $5.0 million versus $2.5 million a year ago. Management fees, as a percentage of gross margin before management fees, were 51.8% versus 46.6% a year ago. Incentive accruals represented 6.0% of gross margin before management fees in the quarter compared with 4.3% a year ago. Effective in 2006 in accordance with new accounting rules for stock-based compensation, we have included in cost of services $0.7 million in stock-based compensation for firm employees, principals and firm activities. All stock-based compensation for periods prior to January 1, 2006 was included in Corporate general and administrative expense (“G&A”).

G&A increased 7.8% to $12.5 million in the first quarter of 2006 from $11.6 million in the prior year period. As a percentage of revenue, G&A was 5.2% in the first quarter of 2006 versus 7.2% in the first quarter of 2005. Beginning in the first quarter of 2006, stock-based compensation for corporate employees and corporate activities amounting to $1.5 million was included in G&A. Total stock-based compensation, including the $0.7 million in cost of services, was $2.2 million in the first quarter of 2006 versus $0.9 million in the prior year quarter. The increase in total stock-based compensation was due to restricted stock awards granted in the fourth quarter of 2005. First quarter 2006 G&A also included a $0.5 million accrued expense for legal fees related to the New York Attorney General’s investigation of our life settlements business. This investigation is ongoing and we expect additional costs will be incurred in 2006.

In the first quarter, the Company took a $2.4 million impairment charge related to one firm, which had not been previously impaired. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The estimated effective income tax rate in the first quarter of 2006 was 41.5% compared with 43.3% in the 2005 period. The higher estimated effective tax rate in the first quarter of 2005 was due to certain firm restructurings and higher estimated state taxes. For the full year 2005, the effective tax rate was 42.1%.

Earnings Conference Call

The Company will conduct its first quarter 2006 earnings conference call and audio webcast on May 3, 2006, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-3525 (when prompted, callers should enter the access code 61978267). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 19432031. To access the replay of the conference call over the Internet, visit the above-mentioned web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,900 producers in 41 states and Puerto Rico consisting of over 165 firms and over 210 affiliated third-party distributors.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (7) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (8) changes in the pricing, design or underwriting of insurance products, (9) changes in premiums and commission rates, (10) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (11) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (12) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, (13) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (14) the reduction of NFP's revenues and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, and (15) other factors described in NFP's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Elizabeth A. Werner	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenue:
Commissions and fees	$238,272	$160,614
Cost of services:
Commissions and fees	80,600	46,733
Operating expenses	74,214	55,479
Management fees	43,228	27,210
Total cost of services (excludes amortization and depreciation shown separately below)	198,042	129,422
Gross margin	40,230	31,192
Corporate and other expenses:
General and administrative (1)	12,540	11,611
Amortization of intangibles	6,705	5,398
Impairment of goodwill and intangible assets	2,425	1,540
Depreciation	2,121	1,666
Loss on sale of subsidiaries	343	—
Total corporate and other expenses	24,134	20,215
Income from operations	16,096	10,977
Net interest and other	62	(692)
Income before income taxes	16,158	10,285
Income tax expense	6,699	4,456
Net income	$9,459	$5,829
Earnings per share:
Basic	$0.25	$0.17
Diluted	$0.24	$0.16
Weighted average shares outstanding:
Basic	37,381	34,549
Diluted	40,065	37,286
______________

(1) Certain reclassifications have been made to conform to the current period presentation.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended March 31,
	2006	2005
Total revenue	$238,272	$160,614
Cost of services (excludes management fees, amortization and depreciation):
Commissions and fees	80,600	46,733
Operating expenses	74,214	55,479
Gross margin before management fees	83,458	58,402
Management fees	43,228	27,210
Gross margin	$40,230	$31,192
Gross margin as percentage of total revenue	16.9%	19.4%
Gross margin before management fees as percentage of total revenue	35.0%	36.4%
Management fees, as a percentage of gross margin before management fees	51.8%	46.6%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
GAAP Net Income	$9,459	$5,829
Amortization of intangibles	6,705	5,398
Depreciation	2,121	1,666
Impairment of goodwill and intangible assets	2,425	1,540
Cash Earnings	$20,710	$14,433

GAAP Net Income per share - diluted	$0.24	$0.16
Amortization of intangibles	0.17	0.14
Depreciation	0.05	0.04
Impairment of goodwill and intangible assets	0.06	0.04
Cash Earnings per share - diluted (1)	$0.52	$0.39

______________

(1) The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$83,543	$105,761
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	50,091	52,407
Current receivables	75,806	115,279
Other current assets	19,278	19,396
Total current assets	228,718	292,843
Intangibles, net	369,010	340,969
Goodwill, net	400,512	357,353
Deferred tax assets	18,667	17,726
Other non-current assets	37,620	37,747
Total assets	$1,054,527	$1,046,638
LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$52,026	$55,047
Borrowings	82,000	40,000
Other current liabilities (1)	104,033	175,097
Total current liabilities	238,059	270,144
Deferred tax liabilities	101,198	94,958
Other non-current liabilities (1)	27,160	21,851
Total liabilities	366,417	386,953
STOCKHOLDERS’ EQUITY
Common stock	3,878	3,822
Additional paid-in capital	648,291	623,102
Retained earnings	71,661	67,808
Treasury stock	(35,720)	(35,047)
Total stockholders’ equity	688,110	659,685
Total liabilities and stockholders’ equity	$1,054,527	$1,046,638

______________

(1) Certain reclassifications have been made to conform to the current period presentation.